Sub-Item 77 Q.1 (b)
EXHIBITS


AMENDMENT #11
TO THE BY-LAWS
OF
MONEY MARKET OBLIGATIONS
TRUST

Effective June 1, 2013


      Insert the following into
ARTICLE VIII, AGREEMENTS,
CHECKS, DRAFTS,
ENDORSEMENTS, ETC. and
renumber the remaining sections
accordingly:
	Section 2.  Delegation of
Authority Relating to Dividends.
The Trustees or the Executive
Committee may delegate to any
Officer or Agent of the Trust the
ability to authorize the payment of
dividends and the ability to fix the
amount and other terms of a dividend
regardless of whether or not such
dividend has previously been
authorized by the Trustees.

	The title of ARTICLE VIII is
deleted and replaced as follows:
?AGREEMENTS, CERTAIN
DELEGATION, CHECKS,
DRAFTS, ENDORSEMENTS,
ETC.?